News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

PROCTER & GAMBLE IS FOCUSED AND CONFIDENT IN ITS GROWTH AND PRODUCTIVITY PLAN, P&G CEO TELLS SHAREHOLDERS

CINCINNATI, Oct. 9, 2012 - Procter & Gamble (NYSE:PG) is executing on its growth and productivity plan to enhance performance and drive shareholder value, Chairman, President and Chief Executive Officer, Bob McDonald, told the Company’s shareholders at its annual meeting today.

During the meeting, Mr. McDonald highlighted P&G’s consistent growth and superior long-term shareholder returns over the years. He cited the strength of P&G’s proven business model of discovering meaningful consumer insights, translating those insights into products with superior benefits and value and supporting those products with strong marketing programs and broad distribution. He underlined the sharp focus against the Company’s 40 largest businesses, 20 top innovations and 10 most important developing markets as well as its $10-billion productivity program as key drivers to future growth.

Mr. McDonald commented: “Our plan, as you can see, is decisive, simple and focused.  Grow our core and win with innovation fueled by productivity.  It’s a plan that has the support of our Board, the commitment of our leadership team and the full engagement of our people.”

On innovation, Mr. McDonald commented, “We are renewing our commitment to discontinuous innovation — that is, to innovation that obsoletes current products and creates new categories and new brands.”

He continued: “In the meantime, many superior product innovations are in the market now, including Tide PODS, Downy UnStopables, ZzzQuil, Pampers Baby Dry, Charmin DuraClean, Bounty Trap & Lock, Crest Pro-Health for Life, Olay Regenerist, and a full portfolio of superior new products on Pantene and Head & Shoulders.”

Mr. McDonald concluded, “Our objectives are unchanging: To win with consumers; and, to deliver total shareholder return that ranks P&G among the top third of our peer group – the best performing companies in our industry.  We’re confident we’re doing what’s right and necessary to achieve these objectives, now and for the long term health of our business.”

P&G will issue its results for the first fiscal quarter ended September 30, 2012 on October 25, 2012.

About Procter & Gamble
P&G serves approximately 4.6 billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Fairy®, Gain®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun®, Fusion®, Ace®, Febreze®, Ambi Pur®, SK-II®, and Vicks®. The P&G community includes operations in approximately 75 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue”, “will likely results,” and similar expressions.  Forward-looking statements are based on current expectation and assumptions that are subject to risks and uncertainties which may cause results to differ materially from the forward-looking statements.  We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.
Risks and uncertainties to which our forward-looking statements are subject include: (1) the ability to achieve business plans, including growing existing sales and volume profitably and maintaining and improving margins and market share, despite high levels of competitive activity, an increasingly volatile economic environment, lower than expected market growth rates, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus, and/or increasing competition from mid- and lower tier value products in both developed and developing markets; (2) the ability to successfully manage ongoing acquisition, divestiture and joint venture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes and achieve productivity improvements designed to support our growth strategies, while successfully identifying, developing and retaining key employees, especially in key growth markets where the availability of skilled employees is limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, price controls, import restrictions, environmental and tax policy), and to resolve pending matters within current estimates; (7) the ability to resolve the pending competition law inquiries in Europe within current estimates; (8) the ability to successfully implement, achieve and sustain cost improvement plans and efficiencies in manufacturing and overhead areas, including the Company's outsourcing projects; (9) the ability to successfully manage volatility in foreign exchange rates, as well as our debt and currency exposure (especially in certain countries with currency exchange controls, such as Venezuela, China and India); (10) the ability to maintain our current credit rating and to manage fluctuations in interest rate, increases in pension and healthcare expense, and any significant credit or liquidity issues; (11) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, due to a wide variety of factors, including but not limited to, terrorist and other hostile activities, natural disasters and/or disruptions to credit markets, resulting from a global, regional or national credit crisis; (12) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (13) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (14) the ability to successfully manage increases in the prices of commodities, raw materials and energy, including the ability to offset these increases through pricing actions; (15) the ability to develop effective sales, advertising and marketing programs; (16) the ability to stay on the leading edge of innovation, maintain a positive reputation on our brands and ensure trademark protection; and (17) the ability to rely on and maintain key information technology systems and networks (including Company and third-party systems and networks), the security over such systems and networks, and the data contained therein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974